Exhibit 10.6.1



           TEMPORARY BLUE CROSS LICENSE AGREEMENT

           This agreement is by and between Blue Cross and Blue Shield Association ("BCBSA") and the Blue Cross Plan, known as Blue Cross and Blue Shield of Missouri (the "Plan").

                          Preamble

           WHEREAS, BCBSA is the owner of the BLUE CROSS  and
the   BLUE  CROSS  Design  service  marks  (collectively  the
"Licensed Marks");

          WHEREAS, the Plan had the right to use the Licensed
Marks as service marks for health care plans in its service area and the right to use BLUE CROSS in its trade and/or corporate name (the "Licensed Name");

           WHEREAS, BCBSA informed the Plan that the Plan's Blue Cross License Agreement automatically terminated as a result of claims made in certain litigation pending among and between the Plan; Jay Angoff, in his official capacity as Director of the Missouri Department of Insurance; and
Jeremiah "Jay" Nixon, in his official capacity as the Attorney General of the State of Missouri (the "Litigation");

           WHEREAS, the Plan has told BCBSA that (i) the Plan believes that the Litigation has not triggered the automatic termination provisions of the Plan's Blue Cross License
Agreement  and  it  contends  that  its  Blue  Cross  License
Agreement remains in full force and effect; and (ii) to clarify its right to continue to use the Licensed Marks and Licensed Name, the Plan wishes to receive, and is willing to accept benefits and rights under, this Temporary Blue Cross License Agreement;

           WHEREAS, BCBSA has determined that it is in the best interest of the Licensed Marks, BCBSA, and its member
Plans to grant the Plan a temporary Blue Cross license;

           NOW THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                         Agreement

           1. BCBSA hereby grants the Plan, upon the terms and conditions of this Temporary Blue Cross License Agreement ("Temporary License"), the temporary right to use the Licensed Name in its trade and/or corporate name and the temporary right to use the Licensed Marks in the sale, marketing, and administration of health care plans and related services in its licensed service area. This Temporary License shall incorporate the terms, covenants, conditions, and licensed service area of the Plan's Blue Cross License Agreement (the "Full License"), a current copy of which is attached as Exhibit A, provided that paragraphs one through six of this Temporary License shall control to the extent they conflict with any terms, conditions, or covenants of the Full License. The terms "Agreement" and "License Agreement" as used in the Full License shall be construed to include this Temporary License.

           2. The Plan agrees not to bring any claims, causes of action, actions, suits, or any demands whatsoever against BCBSA or any of its Member Plans, whether at law or equity, whether in judicial, arbitral, or alternative fora, and whether known or unknown, that the Plan now has or may have had on behalf of itself or any other person or entity at any time prior to and including the date of this Temporary License, or hereafter can, shall, or may have or claim to have, arising out of or in any way related to the aforementioned automatic termination or any actions taken or contemplated herein or related thereto, so long as the Plan remains a licensee pursuant to any temporary Blue Cross license or any then-effective Full License.

           3. The Plan covenants and warrants that: (i) apart from the Litigation, it is in compliance with all, and has no plans to engage in conduct that would violate any, BCBSA rules and regulations, including all provisions of this Temporary License; and (ii) there is no imminent risk of dissolution of the Plan or of the appointment of a trustee, interim trustee, receiver, or other custodian for any of the Plan's business or property. If any of these covenants and warranties is inaccurate or breached, BCBSA may terminate this Temporary License pursuant to a vote of the BCBSA Board of Directors.

           4. The provisions of paragraph 15(d)(i) of the Full License related to notice to customers, and the provisions of paragraph 15(d)(iii) of the Full License related to the reestablishment fee, shall not apply so long as the Plan remains a licensee pursuant to any temporary Blue Cross license or the then-effective Full License.

           5. This Temporary License shall automatically terminate upon earlier of (i) the expiration or termination of the stay of proceedings entered on December 30, 1996, by the Circuit Court of Cole County, Missouri, in the Litigation; or (ii) the termination of the Litigation. All provisions for termination of this Temporary License that require a vote shall be by the vote of the BCBSA Board of Directors prescribed in Article VI, Section 5 of the BCBSA Bylaws in effect as of the effective date of this Temporary License.

           6. BCBSA shall award the then-effective Full License to the Plan effective immediately upon the expiration or termination of this Temporary License and the satisfaction of the following conditions as determined by BCBSA: (i) the Litigation has been addressed to eliminate the risk of dissolution of the Plan or the appointment of a trustee, interim trustee, receiver, or other custodian for any of the Plan's business or property, and in a manner that is in the best interest of BCBSA, the Licensed Marks, and the Plans; and (ii) the Plan is in compliance with, and has no plans to engage in any conduct that would violate, the applicable BCBSA rules and regulations, including the provisions of the then-effective Full License.


IN  WITNESS  WHEREOF, the parties have caused this  Temporary
Blue Cross License Agreement to be executed, effective as of the date of the last signature written below:

BLUE CROSS AND BLUE SHIELD ASSOCIATION

By: /s/ Mark A. Orloff

Title: Vice President and Assistant Secretary

Date: February 7, 1997


BLUE CROSS AND BLUE SHIELD OF MISSOURI

By: /s/ Roy R. Heimburger

Title: President and Chief Executive Officer

Date: January 24, 1997


Exhibit A

Previously Filed as Exhibit 10.6